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                                  DEMAND NOTE


FOR VALUE RECEIVED, the borrower, 9006-1474 Quebec, Inc., who has execute this note below shall pay to Lator International, Inc. (the lender or his or her assignee) the principle amount of fifty thousand dollars ($50,000), together with interest calculated at ten percent (10%), per year on the outstanding balance. The entire amount, principal and interest, shall be due and payable ON DEMAND by holder of this note. Failure to make a payment by due date shall be considered a default of the loan. Should a default exist for more than (15) days, the borrower agrees to pay the holder of this note reasonable costs of collection including attorney fees, as authorized by state law.



Borrower: /s/ Louis Zanette                           Date    October 28, 1997
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          Louis Zanette